Exhibit 99.1

ArriVent BioPharma Reports First Quarter 2026 Financial Results

●	Topline global pivotal Phase 3 data for firmonertinib in first-line EGFR exon 20 insertion mutant NSCLC expected mid-2026
●	IND clearance of ARR-002, ArriVent’s dual-targeting MUC16/NaPi2b tetravalent ADC, advances into the clinic and plans to dose its first patient in 2H 2026, initially for ovarian and endometrial cancers
●	ARR-002’s superior anti-tumor activity and favorable tolerability vs. single-target or bivalent approaches in preclinical ovarian cancer models presented at AACR
●	Cash and investments of $326.4 million as of March 31, 2026 expected to fund operations into 4Q 2027

NEWTOWN SQUARE, PA, May 11, 2026 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the first quarter ended March 31, 2026, and highlighted recent Company progress.

“Our two ongoing pivotal firmonertinib trials in uncommon EGFR-mutant non-small cell lung cancer (NSCLC) continue to advance, with topline monotherapy data for frontline EGFR exon 20 insertion mutations expected in mid-2026 and our global Phase 3 pivotal ALPACCA study continuing to enroll patients globally,” said Bing Yao, CEO of ArriVent. “At American Association for Cancer Research (AACR), we presented preclinical data highlighting the unique structural features of firmonertinib that improve binding and enhance activity against EGFR mutant proteins, further strengthening confidence in the broad activity of firmonertinib in EGFR-mutant NSCLC.”

Dr. Yao continued, “We also presented preclinical data for our antibody-drug conjugate (ADC), ARR-002 at AACR. This novel MUC16/NaPi2b dual-targeting tetravalent ADC demonstrated synergistic anti-tumor activity compared to single-target and bivalent ADCs, along with a favorable tolerability profile, supporting its best-in-class potential. Following the recent clearance of our Investigational New Drug (IND) application by the U.S. Food and Drug Administration (FDA), we plan to initially advance ARR-002 into the clinic for ovarian and endometrial cancers. Our balance sheet continues to be strong with projected cash runway into the fourth quarter of 2027, and we are focused on continued execution across our key registrational catalysts.”

First Quarter 2026 and Recent Highlights

Firmonertinib

●	New preclinical data for firmonertinib presented at AACR. Preclinical findings for EGFR inhibitor firmonertinib showcased high resolution crystal structure data supporting the ongoing pivotal Phase 3 study in frontline EGFR exon 20 insertion mutant NSCLC at the 2026 American Association for Cancer Research (AACR) Annual Meeting.

●	Received National Medical Products Administration (NMPA) accelerated approval in China in second-line EGFR exon 20 insertion mutations. In February 2026, our partner Shanghai Allist Pharmaceutical Technology Co., Ltd., received NMPA accelerated approval for firmonertinib for adults with locally advanced or metastatic NSCLC who have progressed on or after prior platinum-based chemotherapy or who are intolerant to platinum-based chemotherapy and who have been tested for the presence of EGFR exon 20 insertion mutations.

Pipeline

●	Clinical advancement of ADC lead ARR-217 (MRG007). ArriVent received FDA IND clearance for ARR-217 and dosed its first patient in March 2026 and continues to advance the ongoing Phase 1 dose escalation for ARR-217, a CDH17 targeted ADC, in gastrointestinal malignancies in partnership with Lepu Biopharma Co., Ltd.
●	IND clearance for ARR-002 in endometrial and ovarian cancer. In May 2026, ArriVent received IND clearance from the FDA for ARR-002, a novel dual-target MUC16/NaPi2b tetravalent ADC, for ovarian and endometrial cancers. The Company plans to advance ARR-002 into the clinic through a first-in-human study evaluating safety, dosing, and early signals of efficacy.
●	New preclinical data for ARR-002 presented at AACR. ArriVent presented preclinical data on ARR-002, also known as AV-P138-ADC, characterizing its superior ADC potential in ovarian and endometrial cancers and planned advancement towards clinical evaluation. The data was presented with Aarvik Therapeutics, Inc., who also presented data for ARR-002 as part of an oral presentation at the Clinical Research Mini Symposium at AACR.

Upcoming Milestones

●	Firmonertinib pivotal EGFR exon 20 insertion data. Top-line firmonertinib monotherapy data from the global pivotal FURVENT Phase 3 (NCT05607550) study for first-line EGFR exon 20 insertion mutant NSCLC is projected to be in mid-2026.
●	Initiate Phase 1 dose optimization for ARR-217. Complete Phase 1 dose escalation and initiate dose optimization for ARR-217, a CDH17 targeting ADC program, in the second half of 2026.
●	Dosing of first patient with ARR-002. Dosing of first patient with ARR-002 in a Phase 1 trial expected in the second half of 2026.

2026 Financial Results

●	As of March 31, 2026, the Company had cash and investments of $326.4 million, which is expected to fund operations into 4Q 2027.
●	Net cash used in operations was $41.9 million and $68.0 million for the three months ended March 31, 2026 and 2025, respectively.
●	Research and development expenses were $37.6 million and $61.3 million for the three months ended March 31, 2026 and 2025, respectively.
●	General and administrative expenses were $8.5 million and $5.5 million for the three months ended March 31, 2026 and 2025, respectively.

●	Net loss was $43.3 million and $64.4 million for the three months ended March 31, 2026 and 2025, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 3 study in first line NSCLC patients with EGFR PACC mutations (ALPACCA; NCT07185997).

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

About FURVENT

FURVENT is a global, pivotal 3 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with exon 20 insertion mutations being conducted jointly with our partner Allist (NCT05607550).  The FURVENT clinical trial is designed to assess the safety and efficacy of firmonertinib administered at either 160 mg or 240 mg, once-daily with each dose being compared to platinum-based chemotherapy with pemetrexed, the current first-line standard of care. The primary endpoint of this study is PFS by BICR per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1.  Secondary endpoints in patients with brain metastases at baseline include brain-specific CNS overall response rate (CNS-ORR) and CNS-PFS by modified RECIST (mRECIST).  The study enrolled 398 patients globally, including from sites in the United States, Europe and certain Asian countries including Japan and China.

About ALPACCA

ALPACCA is a global, pivotal 2 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with PACC mutations being conducted jointly with our partner Allist (NCT07185997). The ALPACCA trial is evaluating firmonertinib 240 mg once daily versus investigator’s choice of osimertinib or afatinib in first-line patients with EGFR PACC mutant NSCLC.  The 240 mg dose of firmonertinib was selected for pivotal development based on compelling data showing a 16-month median PFS and a confirmed 68% ORR by BICR in the FURTHER trial (NCT05364073). The primary endpoints of this study are ORR and PFS by BICR per RECIST.

About ARR-217

ARR-217 (also known as MRG007) is a cadherin-17 (CDH17) targeted ADC, with a glycan-linked, exatecan-based antibody drug conjugate. CDH17 is a membranous cell adhesion molecule and is frequently overexpressed in colorectal cancer (CRC) and several other gastrointestinal (GI) cancers, with limited expression in normal intestinal tissue and pancreatic duct. The differential expression profile in tumor versus normal tissue makes it an attractive target for antibody-drug conjugate (ADC) in GI cancers, particularly CRC.  ARR-217 is currently being evaluated in a multi-center, phase I study to evaluate the safety, tolerability, efficacy, and pharmacokinetics in patients with unresectable locally advanced or metastatic solid tumors (NCT07066657).

About ARR-002

ARR-002 (also known as AV-P138-ADC) is a first-in-class, Mucin-16 (MUC16) and sodium-dependent phosphate transport protein 2b (NaPi2b) dual-target, tetravalent (2+2 format) ADC, with site-specific conjugation to vcMMAE at a drug-to-antibody ratio (DAR) of 4. Both these cell surface antigens are expressed in solid tumors including ovarian and endometrial cancers with limited expression in normal tissues, making them ideal co-targets.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of our product candidates compared to available therapies, anticipated clinical milestones, the timing of, and results of, top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, the timing of our planned enrollment of the global pivotal Phase 3 study of firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR PACC mutations, the advancement of the Phase 1 study for ARR-217 in gastrointestinal tumors and the timing of presentation of data from that study, the timing of the advancement of the Phase 1 study for ARR-002, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2025,  filed with the Securities and Exchange Commission on March 5, 2026 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$62,103	$45,540
Short-term investments	264,277	267,281
Prepaid expenses and other current assets	22,320	20,076
Total current assets	348,700	332,897
Right of use assets – operating leases	370	13
Deferred offering costs	—	69
Other assets	225	190
Total assets	$349,295	$333,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,727	$5,934
Accrued expenses	16,169	19,997
Operating lease liabilities	99	14
Total current liabilities	24,995	25,945
Operating lease liabilities, net of current amount	320	—
Total liabilities	25,315	25,945

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 45,308,941 and 42,452,251 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	5	4
Additional paid-in capital	772,206	711,847
Accumulated deficit	(447,961)	(404,641)
Accumulated other comprehensive income (loss)	(270)	14
Total stockholders’ equity	323,980	307,224
Total liabilities and stockholders’ equity	$349,295	$333,169

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Operating expenses:
Research and development	$37,617	$61,289
General and administrative	8,494	5,483
Total operating expenses	46,111	66,772
Operating loss	(46,111)	(66,772)
Interest and investment income	2,791	2,385
Net loss	(43,320)	(64,387)
Unrealized gain (loss) on marketable securities	(284)	194
Total other comprehensive gain (loss)	(284)	194
Total comprehensive loss	$(43,604)	$(64,193)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	$(1.90)
Weighted-average shares of common stock outstanding, basic and diluted	45,067,658	33,898,870

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com